                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2)

[ ] Definitive Additional Materials

[ ] Soliciting Material Under Rule 14a-12


                             Multimedia Games, Inc.
                    ----------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                    ----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value or transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing Party:

(4)     Date Filed:

                                                                     May 4, 2000

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Multimedia Games, Inc. which will be held on Wednesday, May 31, 2000 at 10:00 a.m., local time, at the Holiday Inn Northwest, 8901 Business Park Drive, Austin, Texas 78759.

     Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

     Whether or not you attend the annual meeting it is important that your shares be represented and voted at the meeting. To assure that your vote is counted, please sign, date, and promptly return your proxy in the enclosed postage-prepaid envelope. If you decide to attend the annual meeting and vote in person, you will of course be able to do so.

     YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

     A copy of our Annual Report on Form 10-K for our fiscal year ended September 30, 1999 is also enclosed.

     On behalf of our Board of Directors and Management, I would like to express our appreciation for your continued support of the Company. We sincerely hope you will be able to join us at the meeting. We look forward to seeing you at that time.

                                            Sincerely yours,

                                            Gordon T. Graves
                                            Chairman of the Board
                                            and Chief Executive Officer

                             MULTIMEDIA GAMES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 31, 2000

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareholders of Multimedia Games, Inc., a Texas corporation, will be held on Wednesday, May 31, 2000 at 10:00 a.m., local time, at the Holiday Inn Northwest, 8901 Business Park Drive, Austin, Texas 78759 for the following purposes:

          1. To elect the following nominees as directors to serve for the ensuing year and until their successors are elected: Gordon T. Graves; Larry D. Montgomery; Thomas W. Sarnoff; Ali P. Alizadeh and Clifton E. Lind

          2. To ratify and approve the appointment of BDO Seidman, LLP, as our independent auditors; and

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Each of these items of business is more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 14, 2000 are entitled to notice of and to vote at the annual meeting. A complete list of shareholders entitled to vote will be available for inspection at our offices, 8900 Shoal Creek Blvd., Austin, Texas, 78757, for ten days prior to the meeting.

     All of you are invited to attend the annual meeting in person. However, to assure that your vote is represented, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you receive more than one proxy card because you own shares registered in different names or addresses, each proxy card should be completed and returned by you. If you attend the annual meeting in person you may vote in person even if you have returned a proxy card.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Gordon T. Graves
                                            Chairman of the Board
                                            and Chief Executive Officer

May 4, 2000

                             MULTIMEDIA GAMES, INC.
                     8900 SHOAL CREEK BOULEVARD, SUITE 300
                              AUSTIN, TEXAS 78757

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 31, 2000

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Multimedia Games, Inc. for use at our annual meeting of shareholders. The annual meeting will be held May 31, 2000 at 10:00 a.m., local time, at the Holiday Inn Northwest, 8901 Business Park Drive, Austin, Texas 78759. The Holiday Inn Northwest telephone number is (512) 343-0888.

     These proxy solicitation materials were mailed on or about May 8, 2000 to all shareholders entitled to vote at the annual meeting.

REVOCATION OF PROXIES

     You may revoke any proxy that has been executed and returned by you at any time prior to the voting of that proxy. To revoke a prior proxy, you must do one of the following:

     - execute and return a subsequently dated revised proxy,

     - give written notice of revocation to the Company, Attention: Frank W. Rehanek, Jr., Inspector of Elections, or

     - vote in person at the meeting.

     If not revoked, your proxy will be voted at the annual meeting in accordance with your instructions marked on the proxy card. If no instructions are marked, your proxy will be voted FOR the election of the five (5) nominees for director listed in this Proxy Statement and FOR the appointment of BDO Seidman, LLP, as our independent auditors. As to any other matter that may be properly brought before the annual meeting, your proxy will be voted as the Board of Directors may recommend. In the absence of a Board of Directors recommendation, your proxy will be voted as the proxy holders identified in your proxy deem advisable. The Board of Directors does not know of any other matter that is expected to be presented for consideration at the annual meeting.

VOTING AND SOLICITATION

     Only holders of shares of Common Stock and Series A Preferred Stock ("Preferred Stock") of the Company as of the close of business on April 14, 2000 (the "Record Date") are entitled to notice of and to vote at the annual meeting. On the Record Date, there were 5,653,149 shares of Common Stock and 90,789 shares of Preferred Stock outstanding. You will have one vote for each share of Common Stock and Preferred Stock held by you on the Record Date.

     All shares of Common Stock and Preferred Stock will vote together as a single class on all matters coming before the annual meeting. In order to have a meeting it is necessary that a quorum be present. A quorum will be present if a majority of the combined shares of Common Stock and Preferred Stock are represented at the annual meeting in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as voted either for or against a proposal. If a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on, and that actually vote for or against, the matter is required to approve any matter.

     All costs associated with soliciting proxies will be paid by the Company. In addition to solicitation by mail, we may use our directors, officers and regular employees to solicit proxies by telephone or otherwise.

These personnel will not be specifically compensated for these services. We will pay persons holding shares of Common Stock for the benefit of others, such as nominees, brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to the beneficial owner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the Record Date with respect to the number of shares of Common Stock and Preferred Stock owned by (i) each person known by us to own beneficially more than 5% of the outstanding shares of each of the Common Stock and Preferred Stock, (ii) each director and director nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group:

                                                 COMMON STOCK                PREFERRED STOCK
                                         ----------------------------   --------------------------
                                          NUMBER OF                      NUMBER OF
                                            SHARES                         SHARES
                                         BENEFICIALLY       PERCENT     BENEFICIALLY     PERCENT
BENEFICIAL OWNER                            OWNED         OF CLASS(1)      OWNED       OF CLASS(1)
----------------                         ------------     -----------   ------------   -----------
Gordon T. Graves.......................   1,097,249(2)       19.85         80,175(3)       88.8%
1604 Crested Butte
Austin, Texas 78746
Clifton E. Lind........................     251,717(4)        4.55             --            --
2 Las Brisas
Austin, Texas 78746
Larry D. Montgomery....................     110,684(5)        2.00          1,411           1.5
1920 S. West Union Road
Topeka, Kansas 66615
Gordon T. Sjodin.......................      79,383(6)        1.44          1,272           1.4
5804 E. 104th Street
Tulsa, Oklahoma 74137
Thomas W. Sarnoff......................      17,500(7)          (8)            --            --
2451 Century Hill
Los Angeles, California 90067
Ali P. Alizadeh........................          --             --             --            --
15 High Circle Way
North Oaks, Minnesota 55137
All executive officers and directors as
  a group (10 persons).................   1,642,576(9)       29.71         83,351          91.8

---------------

(1) Based upon 5,528,149 shares of Common Stock and 90,789 shares of Series A Preferred Stock outstanding.

(2) Consists of (i) 581,545 shares owned of record by Graves Properties, Ltd., a limited partnership controlled by Mr. Graves, (ii) 51,000 shares owned of record by Graves Management, Inc. Defined Benefit Trust (Graves Management, Inc. is a corporation controlled by Mr. Graves), (iii) 54,200 shares owned of record or beneficially in street name by Mr. Graves, (iv) 400,875 shares issuable upon the conversion of the Preferred Stock and (v) 19,629 shares issuable upon the exercise of warrants that are currently exercisable. Does not include an aggregate of 90,600 shares as to which Mr. Graves disclaims beneficial ownership, consisting of: (i) 44,100 shares owned of record by Cynthia Graves, Mr. Graves' wife, and (ii) 46,500 shares owned of record by the Gordon Graves Grandchildren Trust.

(3) Consists of (i) 5,175 shares owned of record by Mr. Graves, and (ii) 75,000 shares owned of record by Graves Properties, Ltd., a limited partnership controlled by Mr. Graves.

(4) Consists of (i) 12,088 shares owned of record or beneficially in street name by Mr. Lind, (ii) 220,000 shares issuable upon the exercise of stock options that are currently exercisable and (iii) 19,629 shares that are issuable upon the exercise of warrants that are currently exercisable.

(5) Consists of (i) 96,129 shares owned of record by Mr. Montgomery, (ii) 7,055 shares issuable upon conversion of the Preferred Stock and (iii) 7,500 shares issuable upon the exercise of stock options that are currently exercisable (3,750 shares) or are exercisable within the next 60 days (3,750 shares).

(6) Consists of (i) 13,373 shares owned of record by Mr. Sjodin, (ii) 59,650 shares issuable upon the exercise of stock options that are currently exercisable, and (iii) 6,360 shares issuable upon conversion of the Preferred Stock.

(7) Consists of shares issuable upon the exercise of stock options that are currently exercisable.

(8) Less than 1%.

(9) Consists of (i) 814,711 shares owned of record or beneficially in street name, (ii) 374,325 shares issuable upon the exercise of stock options that are currently exercisable (370,575 shares) or are exercisable within the next 60 days (3,750 shares), (iii) 414,290 shares issuable upon conversion of Preferred Stock and (iv) 39,250 shares issuable upon the exercise of warrants that are currently exercisable.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES AND VOTE REQUIRED TO ELECT NOMINEES

     A board of five (5) directors is to be elected at the annual meeting. The five (5) nominees who receive the highest number of affirmative votes of the shares voting shall be elected as directors. You may vote the number of shares of Common Stock and Preferred Stock owned by you for up to five (5) persons. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the five (5) nominees named below. If any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his successor has been elected and qualified.

     The following table sets forth the nominees, their ages, their principal occupations and, where applicable, the year in which each became a director of the Company.

NAME OF NOMINEE               AGE              PRINCIPAL OCCUPATION          DIRECTOR SINCE
---------------               ---              --------------------          --------------
Gordon T. Graves............  62        Chairman of the Board,
                                          Chief Executive Officer
                                          and Director                            1991
Larry D. Montgomery.........  62        Director and Independent
                                          Consultant to Company                   1992
Thomas W. Sarnoff...........  73        Director and President
                                          of Academy of Television
                                          Arts & Sciences Foundation              1997
Ali P. Alizadeh.............  36        Director and Senior Vice
                                          President of Jefferies & Company        1999
Clifton E. Lind.............  53        President and Chief
                                          Operating Officer                        N/A

     Gordon T. Graves has been Chairman of the Board and a director of the Company since its inception, and has been Chief Executive Officer since September 1994. Since December 1993 and from 1989 to 1990, Mr. Graves has been the President of Graves Management, Inc., a management consultant and investment company. From 1992 through December 1993, Mr. Graves was president and Chief Executive Officer of Arrowsmith Technologies, Inc. ("Arrowsmith"), a computer systems company. From 1991 to 1993, Mr. Graves was employed by KDT Industries, Inc., a high-tech manufacturing and services company and an affiliate of Arrowsmith, as, successively, Vice President of Corporate Development and President. From 1987 to 1989, Mr. Graves was the Chairman of the Board of Directors of Gamma International Ltd. (currently American Gaming and Entertainment, Ltd., a company co-founded by him).

     Larry D. Montgomery has been a director of the Company since November 1992. Mr. Montgomery was the President of the Company from November 1992 until December 1996, having held the position of Chief Executive Officer from November 1992 through September 1994. From December 1991 until December 1993, Mr. Montgomery was also a private consultant to gaming companies. From 1989 through 1991, Mr. Montgomery was the President of Public Gaming Research Institute, and from 1987 to 1989 was the Executive Director of the Kansas State Lottery. Mr. Montgomery is currently an independent consultant to the Company specializing in Indian regulatory affairs.

     Thomas W. Sarnoff was elected as a director of the Company in December 1997, to fill the vacancy resulting from the resignation of his son, Daniel J. Sarnoff. Thomas W. Sarnoff was employed by the National Broadcasting Company, Inc. ("NBC") for over 25 years, holding positions that included Vice President, Production and Business Affairs, Executive Vice President of West Coast activities, and last serving as President of NBC Entertainment Corporation from 1969 to 1977. After retiring from NBC in 1997,

Mr. Sarnoff has been engaged in the production of television and film entertainment, primarily through Sarnoff Entertainment Corporation which was formed in 1987. Mr. Sarnoff serves on many civic and charitable organizations and is currently the President and a member of the Board of Directors of the Academy of Television Arts & Sciences Foundation.

     Ali P. Alizadeh was elected as a director of the Company in August 1999, to fill the vacancy resulting from the death of Mr. Robert Bullock. Mr. Alizadeh is currently a Senior Vice President in the Corporate Finance Department of Jefferies & Company, Inc., an investment banking firm. Mr. Alizadeh joined Jefferies in May 1999 to focus on origination of transactions in the gaming and leisure industries. Mr. Alizadeh has completed in excess of $550 million in over 45 transactions for corporate, tribal and vendors in the gaming industry. He has substantial industry expertise and is a frequent speaker at various gaming conferences. Prior to joining Jefferies, Mr. Alizadeh spent two years at Dain Rauscher and five years at Miller & Schroeder. He has also held corporate finance positions at Citicorp, N.A. in Chicago and New York. He holds a B.A. in Economics from Macalester College, and an M.B.A. in Finance from the University of Rochester's Simon School of Business in Rochester, New York.

     Clifton E. Lind has been the President and Chief Operating Officer of the Company since June 1998. From January 1997 until joining the Company as President, Mr. Lind was President of Celmark, Inc., an Austin, Texas based company owned by Mr. Lind that provided management and financial consulting services to start-up companies and that provided financial consulting services to the Company. From 1991 to 1993, Mr. Lind was the Executive Vice President, Chief Operating Officer and Chief Financial Officer of KDT Industries, where he worked with Mr. Graves. From 1994 until January 1997, Mr. Lind was the President and Chief Executive Officer of KDT Industries.

     Daniel J. Sarnoff, the son of Thomas W. Sarnoff, is the President of Gamebay.com, Inc., which was a wholly-owned subsidiary of the Company until December 1999. Except for that family relationship, no other family relationship exists between any of the directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended September 30, 1999, the Board of Directors held five meetings. Each director attended all of the meetings of the Board held during the period he was a director. Each director also attended all of the meetings held by all Committees of the Board of Directors on which he served during the period.

     The Company has an Audit Committee of the Board of Directors, whose members are Messrs. Alizadeh, Graves and Montgomery, and a Compensation Committee whose members are Messrs. Alizadeh, Graves and Sarnoff. None of the members of the Audit Committee is "independent" as such term is defined in the National Association of Securities Dealers' listing standards (see "Certain Relationships and Related Transactions"). The Board of Directors has not adopted a written charter for the Audit Committee.

     The Audit Committee meets with management and the Company's independent accountants to determine the adequacy of internal controls and other financial matters. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company and administers the Company's stock option plans. The Audit Committee held two meetings in fiscal 1999, and the Compensation Committee held one meeting in fiscal 1999.

REPORT OF THE COMPENSATION COMMITTEE

  Overview and Philosophy

     The Compensation Committee (the "Committee") of the Board of Directors regularly reviews and approves all executive officer pay plans and develops recommendations for stock option grants for approval by the Board of Directors. These include the following major compensation elements: base salaries, annual cash incentives, stock options and various benefit plans.

     The Committee is composed of Messrs. Sarnoff, Alizadeh and Graves. It is the Committee's objective that executive compensation be directly determined by achievement of the Company's planned business performance. Specifically, the Company's executive compensation program is designed to reward exceptional performance that results in enhanced corporate and share values.

     The Committee recognizes that the industry sector in which the Company operates is both highly competitive and is challenged by significant legal and regulatory uncertainty with the result that there is substantial demand for qualified, experienced executive personnel. The Committee considers it crucial that the Company be assured of retaining and rewarding its top caliber executives who are essential to the attainment of the Company's ambitious long-term goals.

     For these reasons, the Committee believes the Company's executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations.

  Cash Compensation

     The Committee believes that annual cash compensation should be paid commensurate with attained performance. For these reasons, the Company's executive cash compensation consists of "fixed" base compensation (salary) and variable incentive compensation (annual bonus). Base salaries for executive officers are established considering a number of factors, including the executive's individual performance and measurable contribution to the Company's success, and pay levels of similar positions with comparable companies in the industry. The Committee supports the Company's compensation philosophy of moderate fixed compensation for elements such as base salary. Base salary decisions are made as part of the Company's structured annual review process.

  Stock Options

     The Committee recommends executive stock options under the Company's stock option plans to foster executive officer ownership and to provide direct linkage with shareholder interests. The Committee considers options previously granted, industry practices, the executive's accountability level, and assumed, potential stock value in the future when granting stock options. The Committee recommends option amounts to provide retention considering projected earnings to be derived from option gains based upon relatively aggressive assumptions relating to growth and earnings. In this manner, executive gains closely parallel those of other shareholders over the long-term. Therefore, the stock option program serves as an effective long-term incentive and retention tool for the Company's executives, as well as other key employees. The exercise prices of stock options granted to executive officers are equal to the market value of the stock on the date of grant. Therefore, stock options provide an incentive to executives to maximize the Company's profitable growth which ordinarily, over time, should be reflected in the price of the Company's stock.

  Benefits

     The Company provides benefits to the executive officers that are generally available to all Company employees. The amount of executive level benefits and prerequisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of total salary and bonus for fiscal year 1999, for any executive officer.

  Chief Executive Officer Performance and Compensation

     In setting Mr. Grave's base salary for fiscal 1999, the Committee took note of the Company's rapid growth in revenue and earnings in fiscal 1998, the fact that Mr. Grave's salary was below the norm for the industry, and that he has never been compensated with any Company stock options. Mr. Grave's compensation for fiscal 1999 was $122,000 in base salary, with a bonus of $20,000.

     It is the opinion of the Committee that the aforementioned compensation policies and structures provide the necessary discipline to properly align the Company's corporate economic performance and the interest of the Company's shareholders with progressive and competitive executive compensation practices in an equitable manner.

                          The Compensation Committee:
                                Ali P. Alizadeh
                                    Thomas W. Sarnoff
                                    Gordon T. Graves

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Mr. Alizadeh is an officer and employee of Jefferies & Company, Inc., which has been engaged to act as the exclusive financial advisor to the Company in connection with financing and acquisition related activities. Mr. Sarnoff is the father of Daniel J. Sarnoff, the President of the Company's Gamebay.com subsidiary. Mr. Graves is the Chairman of the Board and Chief Executive Officer of the Company and is also a Director of Gamebay.com. See "Certain Relationships and Related Transactions."

                                  PROPOSAL TWO

          APPROVAL AND RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed BDO Seidman, LLP, as the Company's independent certified public accountants, to audit the books and records of the Company for the current fiscal year. The Board recommends that the shareholders of the Company ratify such appointment.

     Representatives of BDO Seidman, LLP, are expected to be available at the annual meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock entitled to vote on, and that vote for or against, is required to approve Proposal Two.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP, AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

PREVIOUS INDEPENDENT PUBLIC ACCOUNTANTS

     On June 25, 1999, the Company and its then independent public accountants, Pricewaterhouse-Coopers LLP ("PWC"), mutually agreed that PWC would be replaced by Arthur Andersen LLP ("Andersen") as the Company's independent auditors effective upon the issuance of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999. PWC's prior reports on the Company's audited financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, there had been no disagreement between the Company and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PWC would have caused PWC to make a reference to the subject matter of the disagreement in connection with its reports, nor had the Company been advised of any matters described in Regulation S-K, Item 304(a)(1)(v), promulgated under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (the "Securities Acts").

     On June 25, 1999, the Company engaged Andersen as its new independent public accountants effective with respect to the Company's fiscal year ending September 30, 1999. Prior to that date, the Company had not consulted with Andersen regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered by Andersen on the Company's financial statements, or any other matter that, had such matter existed, would have been described in response to Regulation S-K, Item 304(a)(1)(iv) or (v) promulgated under the Securities Acts.

     On September 22, 1999, Andersen confirmed to the Company that it had terminated its engagement as the Company's independent auditors effective immediately. At the time of this confirmation, Andersen had not rendered any reports on any financial statements of the Company for any period. Since its engagement in June 1999, there has been no disagreement between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, nor had the Company been advised of any matters described in Regulation S-K, Item 304(a)(1)(v) promulgated under the Securities Laws.

     On October 8, 1999, the Company engaged BDO Seidman, LLP ("Seidman") as its new independent public accountants. Prior to October 8, 1999, the Company had not consulted with Seidman regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered by Seidman on the Company's financial statements, or any other matter that, had such matter existed, would have been described in response to Regulation S-K,
Item 304(a)(1)(iv) or (v) promulgated under the Securities Laws.

     The Company's Board of Directors and Audit Committee approved of all changes in accountants.

              INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

     The executive officers of the Company, and their respective ages and positions with the Company are as follows:

NAME                       AGE                       POSITION
----                       ---                       --------
Gordon T. Graves.........  62    Chairman of the Board and Chief Executive Officer
Clifton E. Lind..........  53    President and Chief Operating Officer
Gordon T. Sjodin.........  58    President of MegaBingo Inc.
Michael E. Newell........  48    Vice President
Robert F. Lannert........  44    Vice President
Gary L. Loebig...........  50    Vice President
Frank W. Rehanek, Jr. ...  38    Chief Financial Officer

     Gordon T. Graves has been Chairman of the Board and a director of the Company since its inception, and has been Chief Executive Officer since September 1994. Since December 1993 and from 1989 to 1990, Mr. Graves has been the President of Graves Management, Inc., a management consultant and investment company. From 1992 through December 1993, Mr. Graves was president and Chief Executive Officer of Arrowsmith Technologies, Inc. ("Arrowsmith"), a computer systems company. From 1991 to 1993, Mr. Graves was employed by KDT Industries, Inc., a high-tech manufacturing and services company and an affiliate of Arrowsmith, as, successively, Vice President of Corporate Development and President. From 1987 to 1989, Mr. Graves was the Chairman of the Board of Directors of Gamma International Ltd. (currently American Gaming and Entertainment, Ltd., a company co-founded by him).

     Clifton E. Lind has been the President and Chief Operating Officer of the Company since June 1998. From January 1997 until joining the Company as President, Mr. Lind was President of Celmark, Inc., an Austin, Texas based company owned by Mr. Lind that provided management and financial consulting services to start-up companies and that provided financial consulting services to the Company. From 1991 to 1993, Mr. Lind was the Executive Vice President, Chief Operating Officer and Chief Financial Officer of KDT Industries, where he worked with Mr. Graves. From 1994 until January 1997, Mr. Lind was the President and Chief Executive Officer of KDT Industries.

     Gordon T. Sjodin was Vice President of the Company since September 1994 prior to being elected President of the Company's wholly-owned subsidiary, MegaBingo, Inc., in December 1998. In April 1994, Mr. Sjodin joined MegaBingo, Inc., as its Vice President -- Sales and served in such position until September

1994, when he became Vice President of the Company. From August 1989 until April 1994, Mr. Sjodin was employed by American Gaming and Entertainment ("AGE") as, successively, Director, Sales and Marketing, and Director, Corporate Development.

     Michael E. Newell has been Vice President of the Company since September 1994. In April 1994, Mr. Newell joined MegaBingo, Inc. as its Vice President-Chief Operating Officer and served in such position until November 1995, when he became Senior Vice President of game operations for the Company. From 1988 until April 1994, Mr. Newell was employed by AGE as
Director -- MegaBingo operations.

     Robert F. Lannert has been Vice President of the Company since August 1997. Mr. Lannert has been employed by the Company since June 1996 as supervisor of its computer and data processing operations. From 1988 until August 1995, Mr. Lannert was Director of data processing for Debartolo Racing at Remington Park, Oklahoma City, Oklahoma, and from August 1995 until joining the Company, Mr. Lannert was Vice President of Operations for Spector Entertainment Group.

     Gary L. Loebig was elected a Vice President of the Company for New Market Development in December 1998. Since 1984, Mr. Loebig was employed by Stuart Entertainment, dba Bingo King, Omaha, Nebraska, a publicly traded company engaged in the manufacture and sale of bingo cards and related equipment and products. With Bingo King, Mr. Loebig served in various capacities, beginning as general sales manager and last serving as Senior Vice President -- Market and Product Development.

     Frank W. Rehanek, Jr. has been the Chief Financial Officer of the Company since September, 1999. He has been the Corporate Controller since February of 1997. In addition, Mr. Rehanek serves as the accounting systems coordinator, creating custom reports for management using MAS90 accounting software. Prior to joining the Company, Mr. Rehanek was Controller of the Oklahoma Corporate Credit Union for more than three years. A Certified Public Accountant with 15 years of experience in industry, Mr. Rehanek graduated from Northeastern State University in Tahlequah in 1983.

  Summary Compensation Table

     The following table sets forth certain information concerning the annual compensation for the Company's chief executive officer and for each other executive officer earning more than $100,000 for the fiscal year ended September 30, 1999 (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                     SECURITIES
                                                COMPENSATION                         UNDERLYING
                                               ---------------   ANNUAL OPTIONS/      ALL OTHER
FINANCIAL POSITION                             YEAR    AMOUNT    WARRANTS(#)(1)    COMPENSATION(2)
------------------                             ----   --------   ---------------   ---------------
Gordon T. Graves.............................  1999   $142,009             0           $3,514
  Chairman and CEO                             1998     87,308            (3)           4,213
                                               1997     70,000            (4)           3,877
Clifton E. Lind(5)...........................  1999    180,162             0            3,628
  President and COO                            1998    156,733       338,000            2,492
Larry D. Montgomery(6).......................  1999    143,000             0                0
                                               1998    171,777        22,500            3,560
                                               1997    115,160        10,000            6,474
Gordon T. Sjodin.............................  1999    120,522        10,000            4,073
  Executive Vice President                     1998    115,731        10,100            7,647
                                               1997    120,360         5,000            7,222

---------------

(1) Consists of shares of Common Stock underlying options granted pursuant to the Company's 1994 Employee Stock Option Plan, 1996 Stock Incentive Plan and President's Plan. (See "Stock Plans" below).

(2) Consists of contributions made by the Company on behalf of the named executive officers to the Company's 401(k) plan.

(3) Does not include shares of Common Stock underlying warrants issued to Equipment Purchasing II L.L.C. See "Certain Relationships and Related Transactions."

(4) Does not include (i) shares of Common Stock underlying warrants issued to Equipment Purchasing L.L.C., or (ii) shares of Common Stock issuable upon the exercise by AGN Ventures of a put right. See "Certain Relationships and Related Transactions."

(5) Mr. Lind became President and COO of the Company in June, 1998. Fiscal 1998 compensation includes amounts paid by the Company to Mr. Lind since that date and for the period commencing October 1, 1997 through June, 1998 while Mr. Lind served as a consultant to the Company. Does not include shares of Common Stock underlying warrants issued to Equipment Purchasing II L.L.C. See "Certain Relationships and Related Transactions."

(6) Mr. Montgomery served as President of the Company during 1996 and 1997 and resigned as President in December 1997. Mr. Montgomery remained an employee of the Company until April 1998 at which time he became a consultant. Amounts paid in 1998 include all amounts paid to Mr. Montgomery while an employee, and amounts paid to him as a consultant after April 1998. Amounts paid in 1999 include all amounts paid Mr. Montgomery pursuant to his consulting agreement with the Company. See "Certain Relationships and Related Transactions."

  Option/Warrant Grant Table

     The following table sets forth certain information regarding options and warrants granted by the Company during its fiscal year ended September 30, 1999 to the named executive officers.

                   OPTION/WARRANT GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                                  --------------------------
                                                   NUMBER OF     % OF TOTAL
                                                  SECURITIES      OPTIONS/
                                                  UNDERLYING      WARRANTS
                                                   OPTIONS/      GRANTED TO
                                                   WARRANTS     EMPLOYEES IN     PRICE     EXPIRATION
NAME                                              GRANTED (#)   FISCAL YEAR    PER SHARE      DATE
----                                              -----------   ------------   ---------   ----------
Gordon T. Graves................................        --           --             --            --
Clifton E. Lind.................................        --           --             --            --
Larry D. Montgomery.............................        --           --             --            --
Gordon T. Sjodin................................    10,000          8.3%         $3.81      Nov 2008

  Aggregate Option/Warrant Exercises and Year-End Option Table

     The following table sets forth certain information regarding the exercise of stock options and warrants during the fiscal year ended September 30, 1999, and the unexercised stock options and warrants held as of September 30, 1999, by the named executive officers.

                              NO. OF                 NO. OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                              SHARES                    UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                             ACQUIRED                           FY-END                        FY-END(1)
                               UPON       VALUE      -----------------------------   ---------------------------
NAME                         EXERCISE   REALIZED $   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                         --------   ----------   ------------   --------------   -----------   -------------
Gordon T. Graves(2)........     --          --              --              --              --          --
Clifton E. Lind(2).........     --          --         195,000         143,000              --          --
Larry D. Montgomery........     --          --           3,750          11,250              --          --
Gordon T. Sjodin...........     --          --          52,150          17,450         $36,562          --

---------------

(1) Market value of the underlying Common Stock at fiscal year end ($3.3125 per share), minus the exercise price.

(2) Does not include shares of Common Stock underlying warrants issued to Equipment Purchasing L.L.C., or Equipment Purchasing II L.L.C. See "Certain Relationships and Related Transactions".

  Stock Plans

     In November 1994, the stockholders of the Company approved the Company's 1994 Employee Stock Option Plan (the "1994 Plan") and the 1994 Director Stock Option Plan ("Director Plan"), under which options to purchase an aggregate of 360,000 shares and 60,000 shares, respectively, of Common Stock were reserved for issuance. As of September 30, 1999, options to purchase 135,525 shares and 20,000 shares, respectively, of Common Stock were outstanding under the 1994 Plan and the Director Plan. After the adoption of the Company's 1996 Stock Incentive Plan, no new options were granted under the 1994 Plan or the Director Plan.

     In August 1996, the Board of Directors adopted the Company's 1996 Incentive Stock Plan, which was amended effective March 1, 1999 (the "1996 Plan") pursuant to which 795,127 shares of Common Stock or Common Stock equivalents may be issued.

     The 1996 Plan is administered by the Board of Directors of the Company (the "Administrator"). The Administrator has the authority, subject to the terms of the 1996 Plan, to determine when and to whom to make grants under the 1996 Plan, the number of shares to be covered by the grants, the types and terms of "Awards" to be granted under the 1996 Plan (which are stock based incentives and may include incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and deferred stock purchases), the exercise or purchase price of the shares of Common Stock and Common Stock equivalents subject to the Awards, and to prescribe, amend and rescind rules and regulations relating to the 1996 Plan.

     As of September 30, 1999, there were outstanding under the 1996 Plan options to purchase 352,350 shares of Common Stock, all at an exercise price of $3.81 per share, except for 10,000 shares at an exercise price of $6.875 per share.

     In connection with the employment of Clifton E. Lind as President of the Company in June 1998, the Company established the President's Plan pursuant to which options to purchase 338,000 shares of Common Stock at $3.81 per share were granted to Mr. Lind. The options are intended to qualify as incentive stock options. Approximately one-third of the options became exercisable in December 1998, with the balance becoming exercisable in substantially equal installments over the next three years. Vesting of the options accelerate if Mr. Lind is terminated without cause or upon a change of control of the Company.

     In connection with the employment of Mr. Loebig in November, 1998, the Company established the 1998 Senior Executive Stock Option Plan, pursuant to which Mr. Loebig was granted options to purchase 50,000 shares of Common Stock at $3.81 per share. The options are intended to qualify as incentive stock options. The options generally vest in six substantially equal annual installments commencing in November 1999.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares on a cumulative basis the percentage change, since September 30, 1994, in the total shareholder return on the Company's Common Stock, with (a) the total return on the NASDAQ Composite Index, which is being used as the required broad entity market index, and (b) the total return for a selected peer group index (the "Peer Group"). The Peer Group consists of Mikohn Gaming, Silicon Gaming, Stuart Entertainment, and Interlott Technologies. The graph assumes (i) investment of $100 on September 30, 1994 in the Company's Common Stock, the NASDAQ Composite Index and the common stock of the Peer Group, and (ii) the reinvestment of all dividends.

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
 MGAM                                $100.00      $122.67      $383.33      $891.67      $177.07      $220.87

 Peer Group                           100.00        71.88        73.21        78.30        38.37        26.71

 Nasdaq Composite Index               100.00       136.54       160.53       220.56       221.62       359.31


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Equipment Purchases

     On October 1, 1998, the Company exercised its option to acquire 356 electronic player stations and related equipment (EPS) for $1,448,000 from Equipment Purchasing LLC ("EP LLC"), a limited liability company owned by an affiliate of Gordon T. Graves, the Chairman of the Board and Chief Executive Officer of the Company. The Company had originally sold the EPS to EP LLC in June and September 1997 at an aggregate sales price of approximately $2,436,000. Pursuant to agreements entered into at the time of the June and September 1997 sale transactions, the Company had an option to repurchase the EPS from EP LLC at fair market value. While the purchase price paid by the Company was not the result of an arms-length negotiation with an unaffiliated third party, the Company believes that such purchase price is comparable to what the Company would have paid to an unaffiliated third party. The purchase price was paid by
(i) cancellation by the Company of $992,000 in notes receivable due from EP LLC,
(ii) the assumption by the Company of $77,800 in debt owed by the affiliate of Mr. Graves to a financial institution, (iii) the payment by the Company of $133,000 to EP LLC, (iv) the delivery to EP LLC of a 6% promissory note of the Company in the principal amount of $133,000 due on April 1, 1999 (which was later extended to and paid on September 30, 1999), (v) the issuance of 50,000 warrants to purchase shares of common stock of the Company at $3.81 per share expiring on June 30, 2002, and (vi) the issuance of 50,000 warrants to purchase shares of common stock of the Company at $3.81 per share expiring on September 30, 2002. On October 1, 1998, the closing price of the Company's common stock as quoted on the NASDAQ SmallCap market was $2.50 per share. The warrants, which were valued by the Company and EP LLC at $112,000, were issued in cancellation of warrants to purchase the same number of shares that had been granted to EP LLC in connection with the June and September 1997 sale transactions at exercise prices of $11.00 and $13.38 per share. The $133,000 paid to EP LLC was applied by the affiliate of Mr. Graves to pay a portion of outstanding notes due the Company by such affiliate.

     On July 31, 1999 the Company exercised its option to acquire 663 EPS for $2,373,623 from Equipment Purchasing II LLC ("EP LLC II"), a limited liability company controlled by an affiliate of Gordon T. Graves, the Chairman of the Board and Chief Executive Officer of the Company, and of which an affiliate of Mr. Graves and Clifton E. Lind, the Company's President and Chief Operating Officer, each owned 6.36%. The Company had originally sold the EPS to EP LLC II in March and June 1998 at an aggregate sales price of approximately $3,750,000. Pursuant to agreements entered into at the time of the March and June 1998 sale transactions, the Company had an option to repurchase the EPS from EP LLC II at fair market value if, after giving effect to the repayment and the income previously received by EP LLC II, EP LLC II would receive at least a 20% return on its net investment. While the purchase price paid by the Company was not the result of an arms-length negotiation, the Company believes that such purchase price is comparable to what the Company would have paid to an unaffiliated third party.

  Consulting Agreement

     On April 15, 1998, the Company entered into a Consulting Agreement, as later amended, with Larry D. Montgomery, a director of the Company. Mr. Montgomery was the President and COO of the Company until December 1997. The Consulting Agreement had a term of five years, but could be terminated by either party with six months notice given at any time after January 1, 1999. The Company gave notice of termination of the agreement on September 30, 1999, but has continued to use the services of Mr. Montgomery on a month to month basis after the agreement expired in March 2000. Mr. Montgomery is compensated at the rate of $126,000 annually. The Company has also agreed to pay the cost of all premiums on life, health and disability insurance for Mr. Montgomery and his family through 2003 and pays Mr. Montgomery rent of $1,000 per month for the use of office space in Topeka, Kansas.

  Engagement of Jefferies & Company

     On September 1, 1999, the Company engaged Jefferies & Company, Inc. ("Jefferies"), an investment banking firm located in Santa Monica, California, to act as the exclusive financial advisor to the Company in connection with financing and acquisition related activities. Mr. Ali P. Alizadeh, a director of the Company, is an officer and employee of Jefferies. Pursuant to the agreement, the Company agreed to pay Jefferies a fee of $120,000 (at the rate of $10,000 per month for 12 months). In addition, the Company agreed to pay Jefferies a "success fee" for any financing or acquisition transaction consummated by the Company during the term of the agreement which may be terminated by either party upon notice.

  Gamebay.com

     During fiscal 1999, the Company established Gamebay.com, Inc. ("Gamebay") as a wholly-owned subsidiary to pursue non-gaming activities on the Internet. In July 1999, Gamebay granted options to Gordon T. Graves, the Chairman of the Board and Chief Executive Officer of the Company, and to Daniel J. Sarnoff, the President of Gamebay and the son of Thomas W. Sarnoff, a director of the Company, to purchase 29,800 shares and 59,600 shares, respectively, of the common stock of Gamebay at $1.00 per share. The Company determined the fair value of these options as of the date of grant and recognized a minimal compensation expense. In December 1999, Gamebay completed the private placement of approximately 70% of its common stock (including preferred stock convertible into common stock) to a group of investors at $5.00 per share. The options granted to Mr. Graves have been valued at $2,980, which has been reflected in the Summary Compensation Table as compensation paid to Mr. Graves in 1999.

     Gregory N. Stern, a former director of the Company who resigned in June 1999, was involved with establishing Gamebay while he was a director of the Company. In connection with his resignation, the Company agreed to pay Mr. Stern two percent (2%) of whatever interest the Company retained or received in Gamebay, including two percent (2%) of the 490,000 shares of common stock of Gamebay held by the Company and two percent (2%) of any royalties received by the Company from Gamebay pursuant to a license to use the Company's intellectual property.

  Indebtedness of Certain Officers And Directors

     During fiscal 1999, Mr. Graves was indebted to the Company in the amount of $755,169, of which $117,066 was repaid during the year, leaving a balance of $638,103 owed the Company at September 30, 1999. Substantially all of the amount owed by Mr. Graves bears interest at 6% per annum, which is accrued and payable upon the maturity of the note in February 2001.

     During fiscal 1999, Mr. Montgomery was indebted to the Company in the amount of $153,000, of which $52,500 was repaid during the year, leaving a balance of $100,500 at September 30, 1999. The obligation is evidenced by a note due in April 2001, that bears interest at 6% per annum, payable annually.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During the fiscal year ended September 30, 1999, two officers, Gary L. Loebig and Frank W. Rehanek, Jr., and one director, Ali P. Alizadeh, were delinquent in making filings under Section 16(a) of the Securities Exchange Act of 1934, as amended. Each was delinquent in timely filing Form 3's upon becoming an officer and a director, respectively, of the Company.

                      DEADLINE FOR RECEIPT OF SHAREHOLDER
                        PROPOSALS -- 2000 ANNUAL MEETING

     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's annual meeting following its fiscal year ending September 30, 2000 must be received by the Company no later than December 31, 2000. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the shareholders at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend, or, in the absence of a recommendation, as such persons deem advisable.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Gordon T. Graves
                                            Chairman of the Board
                                            and Chief Executive Officer

Austin, Texas
May 4, 2000

                             MULTIMEDIA GAMES, INC.
                       8900 SHOAL CREEK BLVD., SUITE 300
                              AUSTIN, TEXAS 78757
           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS MAY 31, 2000


   The undersigned shareholder(s) of Multimedia Games, Inc., a Texas corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 4, 2000, and hereby appoints Gordon T. Graves and Clifton E. Lind, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of Multimedia Games, Inc. to be held on May 31, 2000 at 10:00 a.m., local time, at the Holiday Inn Northwest, located at 8901 Business Park Drive, Austin, Texas 78759, and at any adjournment or postponement thereof, and to vote all shares of Common Stock and Preferred Stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

1. Election of Directors:
   [ ]  FOR all the nominees listed below (except as indicated).
   [ ]  WITHHOLD authority to vote for all nominees listed below.

   IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

   Gordon T. Graves, Larry D. Montgomery, Thomas W. Sarnoff, Ali P. Alizadeh and Clifton E. Lind

2. To ratify and approve the appointment of BDO Seidman, LLP as the independent public accountants of the Company for the fiscal year ending September 30, 2000.

          [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

            (Continued and to be signed and dated on the other side.)

                           (Continued from other side)

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE BOARD OF DIRECTORS MAY RECOMMEND OR, IN THE ABSENCE OF A RECOMMENDATION, AS THE PROXY HOLDERS DEEM ADVISABLE.



                                        Dated:                           , 2000
                                              ---------------------------


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        Signature (if held jointly)

                                        I plan to attend the meeting: [ ]

                                        (This proxy should be marked, dated and
                                        signed by each shareholder exactly as
                                        such shareholder's name appears hereon,
                                        and returned promptly in the enclosed
                                        envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its president or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

                                        TO ENSURE YOUR REPRESENTATION AT THE
                                        ANNUAL MEETING, PLEASE MARK, SIGN AND
                                        DATE THIS PROXY AND RETURN IT AS
                                        PROMPTLY AS POSSIBLE.